FIRST AMENDMENT TO

SERVICES AGREEMENT FOR TRUST & REGULATORY GOVERNANCE

This first amendment ("Amendment") to the Services Agreement for Trust & Regulatory Governance (the "Agreement") dated as of March 1, 2016 by and between Praxis Mutual Funds (the "Trust") on behalf of the series of the Trust listed on Schedule A and Foreside Management Services, LLC, as assignee from Beacon Hill Fund Services, Inc. by consent ("Foreside" in lieu of “Beacon Hill") is entered into as of November 1, 2019 (the "Effective Date").

WHEREAS, the Trust and Foreside ("Parties") desire to amend the first sentence of the first paragraph of Section 4 of the Agreement to delete "January 1, 2017" and replace with January 1, 2023; and

WHEREAS, Section 12(a) of the Agreement requires that no amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	The first paragraph of Section 4 of the Agreement is hereby deleted and replaced in its entirety by the following:

The services to be rendered by Foreside under this Agreement shall commence upon the date of this Agreement and shall continue in effect until January 1, 2023, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by the Board. The Agreement may be terminated without penalty by either party by providing the other party with sixty (60) days written notice of termination.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall construed and interpreted under and in accordance with, the laws of the State of Ohio and federal securities laws.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

PRAXIS MUTUAL FUNDS		FORESIDE MANAGEMENT SERVICES, LLC

By:	/s/ Marlo J. Kauffman	By:	/s/ David M. Whitaker
	Marlo J. Kauffman, Vice President		David M. Whitaker, President